Exhibit 99.2

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE – (CUSIP 33610A209)
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Consent Solicitation

St. Louis, Missouri, October 15, 2010.  First Banks, Inc. (“First Banks” or the “Company”), the holding company of First Bank and the holder of 100% of the common stock of First Preferred Capital Trust IV (the “Trust”), today announced that it is soliciting consents from the holders of its 8.15% cumulative trust preferred securities of the Trust (the “Trust Preferred Securities”). The Company is seeking consents (the “Consent Solicitation”) to amend: (a) the Indenture, dated April 1, 2003 (the “Indenture”), relating to the 8.15% Subordinated Debentures due 2033 issued by the Company to the Trust (the “Debentures”); (b) the Amended and Restated Trust Agreement, dated April 1, 2003, relating to the Trust (the “Trust Agreement”); and (c) the Preferred Securities Guarantee, dated April 1, 2003 (the “Guarantee Agreement”), relating to the Trust Preferred Securities (collectively, the “Proposed Amendments”).

The terms and conditions of the Consent Solicitation are described in the Consent Solicitation Statement, dated October 15, 2010 (the “Consent Solicitation Statement”).  The Company is soliciting the consents to the Indenture, Trust Agreement and Guarantee Agreement in order to increase its capital planning flexibility under the terms of those documents and the provisions of the indentures, guarantee agreements and trust agreements relating to its other tranches of trust preferred securities.  The Proposed Amendments would provide an opportunity for the Company to improve its capital position and decrease its level of indebtedness during a period in which it is deferring interest payments in accordance with the terms of the Indenture.

The Consent Solicitation is scheduled to expire at 5:00 p.m., New York City time, on November 19, 2010 (the “Consent Date”), unless otherwise extended.  If validly executed consents from holders, or their duly designated proxies, of a majority in aggregate liquidation amount of the outstanding Trust Preferred Securities (the “Requisite Consents”) are received on or prior to the Consent Date and not properly revoked, the Proposed Amendments will be approved. Consents delivered may be revoked at any time prior to the earlier of the date on which the Proposed Amendments are approved or the Consent Date.  The Company intends to execute the Proposed Amendments promptly following the receipt of the Requisite Consents.

The Company has engaged D.F. King & Co., Inc. as its solicitation agent (the “Solicitation Agent”).  Questions and requests for assistance and/or documents regarding the Consent Solicitation should be directed to the Solicitation Agent at (800) 290-6426 (toll free) or (212) 269-5550 (banks and brokerage firms).

Further details of the Consent Solicitation are included in the Consent Solicitation Statement, which is to be filed on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) and which will be available at the SEC’s internet site.

None of the representatives or employees of the Company or any of its subsidiaries, the Solicitation Agent or The Bank of New York Mellon, N.A., as trustee under the Indenture, the Trust Agreement and the Guarantee Agreement, make any recommendations as to whether or not holders should deliver consents in response to the Consent Solicitation, and no one has been authorized by any of them to make such recommendations.

This press release does not constitute a solicitation of consents of holders of the Trust Preferred Securities and shall not be deemed a solicitation of consents with respect to any other securities of the Company. The Consent Solicitation will be made solely by the Consent Solicitation Statement and the accompanying letter of consent.

About First Banks
First Banks had assets of $8.48 billion at June 30, 2010 and currently operates 154 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions.  Visit First Banks on the web at www.firstbanks.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks’ plans and objectives, and its business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks’ management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. In addition, execution of the Proposed Amendments described in this press release is subject to a number of conditions and no assurance can be given that the Proposed Amendments can or will be completed on terms that are acceptable to the Company, or at all.  Furthermore, no assurance can be given that First Banks will be successful in improving its capital position and decreasing its level of indebtedness even if the Proposed Amendments are completed. Additional factors which may cause First Banks’ results to differ materially from those described in the forward-looking statements may be found in First Banks’ Annual Report on Form 10-K, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.